Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEP ACQUISITION CORP.

SEP Acquisition Corp., a corporation organized and existing under the and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.          The name of the corporation is SEP Acquisition Corp.

2.          The Amended and Restated Certificate of Incorporation, dated July 27, 2021, as amended by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp., as further amended by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp. (as amended, the “Amended and Restated Certificate of Incorporation”) is amended by deleting Section 4.3(b) thereof and so that, as amended, said Section 4.3(b) shall be and read as follows:

(b)          Class B Common Stock.

(i)          Right to Convert. Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a 1:0.277 basis, such that 1 share of Class B Common Stock is convertible to 0.277 shares of Class A Common Stock, and shall be convertible (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination.

(ii)          Mechanics of Conversion. No fractional shares of Class A Common Stock shall be issued upon conversion of Class B Common Stock. All Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Class B Common Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fractional share of Class A Common Stock, the Corporation shall round up the fractional share of Class A Common Stock to the nearest whole share of Class A Common Stock.

(iii)          Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

3.          This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.          All other provisions of the Company’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this __ day of ___________, 2023.

R. Andrew White
Chief Executive Officer, President and Director